================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              Consolidated Stores
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                   CONSOLIDATED STORES CORP. LOGO

                                        1105 North Market Street

                                        Suite 1300

                                        P.O. Box 8985

                                        Wilmington, Delaware 19801

                                                                   April 9, 1999

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders, which will be held at the headquarters of the Company's principal operating subsidiary at 300 Phillipi Road, Columbus, Ohio, on Tuesday, May 18, 1999, at 9:00 A.M., local time.

     The following pages contain the formal Notice of Annual Meeting and the Proxy Statement. You will want to review this material for information concerning the business to be conducted at the meeting.

     Your vote is important. Whether you plan to attend the meeting or not, you are urged to complete, date and sign the enclosed Form of Proxy and return it in the enclosed envelope. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy.

                                          WILLIAM G. KELLEY,
                                          Chairman,
                                          Chief Executive Officer and President

                   CONSOLIDATED STORES CORP. LOGO

                                        1105 North Market Street

                                        Suite 1300

                                        P.O. Box 8985

                                        Wilmington, Delaware 19801

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 18, 1999

     Notice is hereby given that the Annual Meeting of Stockholders of Consolidated Stores Corporation will be held at the headquarters of the Company's principal operating subsidiary at 300 Phillipi Road, Columbus, Ohio, on Tuesday, May 18, 1999, at 9:00 A.M., local time, for the following purposes:

     1. To elect nine directors of the Company; and

     2. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on March 26, 1999 are entitled to notice of and to vote at said meeting or any adjournment thereof.

     By order of the Board of Directors.

April 9, 1999

                                            ALBERT J. BELL,
                                            Executive Vice President, General
                                            Counsel
                                            and Secretary

                                ---------------

     YOUR VOTE IS IMPORTANT. STOCKHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                   CONSOLIDATED STORES CORP. LOGO

                                        1105 North Market Street

                                        Suite 1300

                                        P.O. Box 8985

                                        Wilmington, Delaware 19801

                                ---------------

                                PROXY STATEMENT

     This Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Consolidated Stores Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 18, 1999. The Notice of Annual Meeting, this statement and the accompanying form of proxy, together with the Company's Annual Report to stockholders for the fiscal year ended January 30, 1999, are first being mailed to stockholders on or about April 9, 1999.

     The close of business on March 26, 1999 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. At that date, the Company had outstanding 109,901,936 shares of Common Stock, $.01 par value per share ("Common Stock"). Each of the outstanding shares of Common Stock is entitled to one vote. The holders of Common Stock have no cumulative voting rights in the election of directors.

     All voting shall be governed by the Bylaws of the Company pursuant to the General Corporation Law of the State of Delaware. For purposes of Proposal One, the nine director nominees having the highest votes cast shall be elected. Votes will be cast for only those nominees for whom authority is given. Broker non-votes will be treated as votes not cast, and will not have any effect. Abstentions will be treated as shares not voted, and will not be calculated in the tabulation. A proxy may be revoked at any time before it is exercised by filing with the secretary of the Company a notice of revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the meeting and giving notice of revocation to the secretary of the meeting, either in writing or in open meeting. Tabulation shall be performed by National City Bank, the Company's Transfer Agent, as inspected by duly appointed officers of the Company.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

     At the Annual Meeting, the shares of Common Stock represented by the proxies will be voted, unless otherwise specified, for the election as directors of the nine nominees named below. All nine nominees are currently directors of the Company. Proxies cannot be voted at the Annual Meeting for more than nine persons, although additional nominations can be made by stockholders at the meeting.

     Set forth below is certain information relating to the nominees for election as directors.

                                             PRINCIPAL OCCUPATION                    DIRECTOR
        NAME          AGE                   FOR THE PAST FIVE YEARS                   SINCE
        ----          ---                   -----------------------                  --------
Sheldon M. Berman     58    Chairman, Macaroons, Inc. (consumer research and          1994
                            marketing services); Chairman, Xtreem, Inc. (financial
                            marketing services); former Chairman, President and
                            founder, Shelly Berman Communicators (retail marketing
                            and advertising)
W. Eric Carlborg      35    Chief Financial Officer, Einstein Noah Bagel Corp.        1997
                            (retail restaurants/bakeries); former Vice
                            President--Alignment and Planning, Boston Chicken, Inc.
                            (retail restaurants); former Vice President--Corporate
                            Finance, Merrill Lynch Investment Banking (investment
                            banking)
Michael L. Glazer     51    Chief Executive Officer and President, K-B Toys; former   1991
                            President, The Bombay Company (retail home furnishings)
William G. Kelley     53    Chairman, Chief Executive Officer and President of the    1990
                            Company
David T. Kollat       60    President and Founder, 22, Inc. (retail research and      1990
                            consulting)
Brenda J. Lauderback  48    former President--Wholesale Group, Nine West Group,       1997
                            Inc. (retail and wholesale footwear); former
                            President--Footwear Wholesale, U.S. Shoe Corporation
                            (retail and wholesale footwear); former Vice President,
                            General Merchandise Manager, Dayton Hudson Corporation
                            (retail stores)
Nathan P. Morton      50    Co-Chairman and Chief Executive Officer, Computer City    1990
                            (retail stores); Senior Partner, Channel Marketing
                            Corporation; former President and Chief Executive
                            Officer, Open Environment Corporation (software
                            development); former President and Chief Executive
                            Officer, Comp USA (retail stores)
Dennis B. Tishkoff    56    President and Chief Executive Officer, Shoe Corporation   1991
                            of America (retail footwear)
William A. Wickham    54    Chairman of the Board, SBC Advertising (advertising and   1992
                            corporate communications agency)

     Four meetings of the Board of Directors were held during the Company's fiscal year ended January 30, 1999 (sometimes hereinafter "fiscal 1998"). Each director attended at least 75% of the meetings of the Board, and the committees on which he or she served, during the period for which he or she served as a director during fiscal 1998.

     The Board has an Audit Committee, a Compensation Committee, and a Nominating Committee. Messrs. Wickham, Carlborg and Ms. Lauderback are the members of the Audit Committee, which monitors the activities of the Company's independent auditors and its internal audit functions. The Audit Committee met twice during fiscal 1998. Messrs. Kollat, Morton and Tishkoff are the members of the Compensation Committee, which administers the Company's stock option plans and advises the Board of Directors with respect to compensation matters. The Compensation Committee conducted two meetings during fiscal 1998. Messrs. Kelley, Berman and Glazer are the members of the Nominating Committee, which is responsible for interviewing and nominating candidates for election as Directors of the Company. The Nominating Committee did not meet during fiscal 1998. The Nominating Committee will not consider nominees recommended by security holders.

                     RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Glazer is a director of Brookstone, Inc. Mr. Kollat is a director of The Limited, Inc., Cooker Restaurant Corp., SBC Advertising, AEI Music Network, Pipeliner Systems, Inc., Cheryl & Co., Christy & Associates, Select Comfort, Inc., and Wolverine Worldwide, Inc. Ms. Lauderback is a director of Irwin Financial Corporation.

     During fiscal 1998, the Company retained MC2 Cyberspace, a corporation which is 50% owned by SBC Advertising. Additionally, the Company customarily retains SBC Advertising for communications and advertising services and AEI Music Network for licensed music broadcasting in stores and other facilities. During fiscal 1998, the Company paid fees in the amount of $1,037,103.74, $29,487.65 and $1,978,953.58 to SBC Advertising, MC2 Cyberspace and AEI Music Network, respectively.

     DIRECTOR'S REMUNERATION. Pursuant to arrangements with the Company, directors who are not officers and who are not involved in the daily affairs of managing the Company receive an annual retainer of $18,000, plus $1,000 for each Board meeting attended and $500 for each committee meeting attended. During fiscal 1998, seven directors, Messrs. Berman, Carlborg, Kollat, Morton, Tishkoff, Wickham and Ms. Lauderback, were parties to such arrangements. In addition, such directors constitute outside directors and receive stock option grants under the Director Stock Option Plan. Each of the aforenamed directors received an option to acquire 5,000 shares of Common Stock pursuant to the Director Stock Option Plan during fiscal 1998 (please see Director Stock Option
Plan).

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of January 30, 1999, certain information with regard to the beneficial ownership of the Company's Common Stock by each holder of 5% of such Stock, each director individually, each of the five executive officers named in the Summary Compensation Table, and all officers and directors of the Company as a group.

                                                                        AMOUNT AND         PERCENT OF
        TITLE OF                  NAME OF BENEFICIAL OWNER         NATURE OF BENEFICIAL    OUTSTANDING
         CLASS                      OR IDENTITY OF GROUP              OWNERSHIP (1)        SHARES (1)
        --------            -------------------------------------  --------------------    -----------
Common Stock                Albert J. Bell                                 138,553                *
Common Stock                Sheldon M. Berman (2)                           36,063                *
Common Stock                W. Eric Carlborg                                 1,000                *
Common Stock                Michael L. Glazer                              488,320                *
Common Stock                William G. Kelley                            3,952,490              3.6%
Common Stock                David T. Kollat                                 52,566                *
Common Stock                Brenda J. Lauderback                             1,300                *
Common Stock                Donald Mierzwa                                 102,294                *
Common Stock                Mark J. Miller                                       0                *
Common Stock                Nathan P. Morton                                29,127                *
Common Stock                Michael J. Potter                              159,582                *
Common Stock                Dennis B. Tishkoff                              23,923                *
Common Stock                William A. Wickham (3)                         155,127                *
Common Stock                Ark Asset Management Company, Inc.
                            (4)                                          6,126,700              5.6%
Common Stock                Brinson Partners, Inc. (5)                   8,789,500              8.0%
Common Stock                Capital Research and Management
                            Company (6)                                 10,156,190              9.3%
Common Stock                FMR Corp. (7)                               10,742,722              9.8%
Common Stock                Putnam Investments, Inc. (8)                 4,921,257              4.5%
Common Stock                All directors & executive officers as
                            a group (18 Persons)                         5,363,125              4.9%

---------------
 *  Represents less than 1% of the outstanding Common Stock.

(1) The persons named in the table, other than Ark Asset Management Company, Inc. (see note (4) below), Brinson Partners, Inc. (see note (5) below), Capital Research and Management Company (see note (6) below), FMR Corp. (see note (7) below), and Putnam Investments, Inc. (see note (8) below), respectively, have sole voting power and investment power with respect to all shares of Common Stock subject to the information contained in the footnotes to this table. The amounts described in the table are adjusted to account for the 5 for 4 stock splits which occurred in December, 1996 and June, 1997, and include shares that may be acquired within 60 days of the record date under stock options exercisable within that period. Percentage ownership was based on shares of Common Stock outstanding at January 30, 1999, unless otherwise stated. Of the shares reported for Messrs. Bell, Berman, Carlborg, Glazer, Kelley, Kollat, Mierzwa, Miller, Morton, Potter, Tishkoff, Wickham, Ms. Lauderback and for all directors and executive officers as a group, 135,314, 21,314, 1,000, 434,502, 3,902,425, 52,566,
    97,501, 0, 29,127, 153,441, 22,753, 36,940, 1,000, and 5,111,695,
    respectively, are shares which may be acquired within 60 days of the record date pursuant to exercisable stock options.

(2) Includes 2,500 shares owned by Macaroons, Inc.

(3) Includes 65,000 shares which are owned by SBC Advertising, Inc.

(4) In its Schedule 13G dated February 4, 1999, Ark Asset Management Company, Inc. stated that it beneficially owned the number of shares reported in the table as of December 31, 1998. Of the shares reported in the table above, Ark Asset Management Company, Inc. has sole voting power over 4,491,800 shares, and sole dispositive power over 6,126,700 shares.

(5) In its Schedule 13G dated February 3, 1999, Brinson Partners, Inc. stated that it beneficially owned the number of shares reported in the table as of December 31, 1998, and has shared voting power and shared dispositive power over all listed shares.

(6) In its Schedule 13G dated February 8, 1999, and its accompanying materials, Capital Research and Management Company stated that it beneficially owned the shares reported in the table as of December 31, 1998, has sole dispositive power over the shares, but no voting power over the shares.

(7) In its Schedule 13G dated February 1, 1999, and its accompanying materials, FMR Corp. stated that it beneficially owned the number of shares reported in the table as of December 31, 1998, which number includes 9,878,752 shares (9.022% of the Common Stock at that date) beneficially owned by Fidelity Management & Research Company in its capacity as investment advisor to various investment companies registered under Section 8 of the Investment Company Act; and 863,970 shares (0.789% of the Common Stock at that date) beneficially owned by Fidelity Management Trust Company as a result of its serving as investment manager for various institutional accounts. Of the shares reported in the table above, FMR Corp. has sole voting power over 848,171 shares, and sole dispositive power over 10,742,722 shares.

(8) In its Schedule 13G dated February 17, 1999, and its accompanying materials, Putnam Investments, Inc. stated that it beneficially owned the number of shares reported in the table as of December 31, 1998, which number includes 4,905,957 shares (4.5% of the Common Stock at that date) beneficially owned by Putnam Investment Management, Inc. in its capacity as investment advisor to the Putnam family of mutual funds; and 15,300 shares (less than 1% of the Common Stock at that date) beneficially owned by Putnam Advisory Company, Inc., which is the investment advisor to Putnam's institutional clients. Of the shares reported in the table above, Putnam Investments, Inc. reported no voting power over the shares listed, and shared dispositive power over 4,905,957 shares.

     The addresses of the persons shown in the table above as a beneficial owner of more than 5% of the Company's Common Stock are as follows: Ark Asset Management Company, Inc., 125 Broad Street, New York, NY 10004; Brinson Partners, Inc., 290 South LaSalle, Chicago, Ill 60604; Capital Research and Management Company, 333 South Hope Street, Los Angeles, CA 90071; FMR Corp., 82 Devonshire Street, Boston, MA 02109; and Putnam Investments, Inc., One Post Office Square, Boston, MA 02109.

                             EXECUTIVE COMPENSATION

                 EXECUTIVE COMPENSATION REPORT OF THE COMPANY'S
                             COMPENSATION COMMITTEE

     Compensation of the Company's executive officers is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee consists of three independent, non-employee directors. Messrs. Kollat, Morton, and Tishkoff comprise the Committee. The Committee's responsibilities include, among other things, establishing the policies and procedures applicable to the compensation of the Company's executive officers and reporting on such to the Board of Directors; recommending to the Board of Directors the salaries, incentive compensation and other remuneration of executive officers; and reviewing the salaries, compensation and other remuneration of all of the Company's officers.

     The Committee believes that the key to the Company's success is the strong performance of its executive officers. Consequently, the Committee applies aggressive compensation incentives, both short term and long term, to maximize stockholder value. The Committee feels that these incentives should be implemented with a high degree of responsiveness to the performance of the Company. To achieve this responsiveness, importance is placed upon executive officer participation in the Company's performance through equity ownership, and through bonuses based upon the Company's performance. The basic compensation components for all executive officers, including the Company's Chief Executive Officer ("CEO"), consist of salary, bonus, and stock options. Utilizing these components, the Committee believes that it properly aligns the financial interests and success of executive officers with those of the stockholders.

CEO SALARY

     Mr. Kelley's salary is established by his employment agreement dated May 19, 1998 which replaced his employment agreement dated December 12, 1989. Mr. Kelley's employment agreement does not provide for any automatic salary increases. Instead, such increases (if any) are made in the sole discretion of the Committee. The Committee has chosen not to adopt any specific schedule of salary increases, and may adjust Mr. Kelley's salary without regard to adjustments in the salaries of other executive officers of the Company. Generally, the Committee looks to factors such as the Company's planned and actual increase in pretax income, market performance of its Common Stock, business growth and the achievement of other previously established non-financial criteria, in determining the amount of Mr. Kelley's salary increase. The Committee does not weigh such factors in advance or tie Mr. Kelley's salary to specific performance criteria.

CEO BONUS

     Mr. Kelley's bonus is determined in accordance with the Company's Key Associate Annual Incentive Compensation Plan (the "Plan"). Bonuses under the Plan are based upon the Company's achievement of specific annual earnings targets established at the beginning of the fiscal year by the Committee. The Committee derives its targets from the planned earnings per share for the fiscal year established at or prior to the beginning of the fiscal year by the Board. For fiscal 1998, a bonus became payable only when the Company achieved more than 92% of the target earnings per share for the fiscal year, as confirmed by the audited financial statements of the Company. As a result of the Company's fiscal 1998 earnings, Mr. Kelley did not receive a bonus.

CEO EQUITY INCENTIVES

     The Committee believes that the grant of significant annual equity awards to Mr. Kelley further links Mr. Kelley's interests with the interests of the stockholders. Consistent with these objectives, Mr. Kelley's equity interests in the Company, through stock purchase options and restricted stock, comprise his primary compensation, and align his personal rewards and motivation with Company performance and stockholder value. Mr. Kelley's stock purchase options have an exercise price equal to the market value of the Company's Common Stock at the date each option is granted. Mr. Kelley's stock purchase options typically become exercisable ("vest") over time during employment, usually in equal amounts over a 5 year period. Typically, Mr. Kelley's stock purchase options are granted at the beginning of each fiscal year. Recognizing Mr. Kelley's continued contributions and leadership during fiscal 1998 and to provide additional incentive to Mr. Kelley to navigate the Company through its transition phase, the Committee made a second grant of stock purchase options later in the year in lieu of any options which may have been granted to Mr. Kelley at the beginning of fiscal 1999.

NON-CEO SALARY

     The salary component for executive officers other than the CEO is initially based upon industry data for comparable positions at similarly sized companies, as adjusted to reflect the experience and expertise of the individual. The Company attempts to limit the comparison market to Columbus, Ohio whenever possible. However, where the position is unique to companies included in the Standard & Poor's Retail Stores Index, the company collects industry data reflective of that group that are of similar size to the Company. Salaries are reviewed annually and are adjusted to reflect growth in the individual's performance, the individual's achievement of previously established goals, and the individual's relative contribution to the overall performance of the Company. Salary adjustments are subjectively determined, and are not formally tied to Company performance.

NON-CEO BONUS

     The bonus component for non-CEO executive officers is typically determined in accordance with the Company's Key Associate Annual Incentive Compensation Plan. The bonus component for executive officers other than the CEO consists of a percentage of salary earned as the Company achieves specific earnings targets that are set by the Committee at the beginning of each fiscal year. The percentage of salary is set by position level, and is subjectively determined. The Committee believes that a significant portion of the total compensation of the executive officers should be bonus and tied to the Company's performance. As discussed above, as a result of the Company's fiscal 1998 earnings, non-CEO executive officers did not receive bonuses.

NON-CEO EQUITY INCENTIVES

     The equity participation component for executive officers other than the CEO consists primarily of stock purchase options. Stock purchase options are granted at the discretion of the Committee, typically at the beginning of each fiscal year and in an amount determined by position and performance. Stock purchase options have an exercise price equal to the market value of the stock at the time of grant. In addition, stock purchase options are sometimes granted in connection with the promotion of an individual to a greater level of responsibility. The number of shares per option grant is set in advance by position, subject to adjustment, based upon the Committee's subjective perception of the individual's performance. Stock purchase options typically vest over a five year period, based upon time passage during employment and not based upon performance criteria. The Committee's determination of the timing and amount of each grant is subjective, based upon its assessment of the need and appropriateness of each grant, in light of the performance of the respective executive officer and the performance of the Company as a whole. The Committee considers the recommendation of, and relies upon information provided by, the CEO in making its assessment and reaching its decision. To create additional incentive for the non-CEO executive officers to increase the Company's performance and to further align the non-CEO executive officers' interest with those of the stockholders, the Committee made a second grant of stock purchase options to the non-CEO executive officers and other members of the Company's management later in the year in lieu of any options which may have been granted at the beginning of fiscal 1999. The Committee believes that its policy in determining stock option grants best utilizes stock options as a specific long-term performance incentive, by basing an important portion of the executive officers compensation upon the future performance of the Company's Common Stock.

DEDUCTIBILITY OF ANNUAL COMPENSATION OVER $1 MILLION

     Section 162(m) of the Internal Revenue Code (the "Code") generally limits the tax deductibility for federal income tax purposes of compensation paid to the Company's CEO and the four highest compensated executive officers (other than the CEO) in excess of $1 million. Compensation in excess of $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Company believes it has taken the necessary actions to preserve the deductibility of payments made under the Company's compensation plans. As the Code or the regulations promulgated thereunder change, further actions will be taken to the extent necessary and possible to maintain the deductibility of payments under the Company's compensation plans.

THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
David T. Kollat, Chairman
Nathan P. Morton
Dennis B. Tishkoff

                           SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth the individual compensation paid to the Company's Chief Executive Officer and each of the five other most highly compensated executive officers for services in all capacities to the Company for fiscal years 1998, 1997, and 1996.

                                            ANNUAL COMPENSATION                      LONG-TERM COMPENSATION
                              -----------------------------------------------   ---------------------------------
                                                                                       AWARDS           PAYOUTS
                                                                                --------------------   ----------
                                                                                RESTRICTED             LONG-TERM
                                                                                  STOCK       STOCK    INCENTIVE     ALL OTHER
                              FISCAL     SALARY       BONUS         OTHER         AWARDS     OPTIONS    PAYOUTS     COMPENSATION
     NAME AND POSITION         YEAR       ($)          ($)           ($)           ($)       (#)(e)       ($)        ($)(f)(g)
     -----------------        ------   ----------   ----------   ------------   ----------   -------   ----------   ------------
William G. Kelley, Chairman    1998     $935,000    $       --     $52,374(a)   $       --   475,000   $      --      $19,116
    of the Board and           1997      850,000     1,700,000          --(b)           --        --          --       16,773
    Chief Executive Officer    1996      651,000       878,850      55,995(c)           --   317,500          --       15,037
Michael L. Glazer,             1998      630,000            --          --(b)           --   200,000          --        6,400
    Chief Executive Officer,   1997      600,000     1,200,000          --(b)           --        --          --        6,400
    K-B Toys                   1996      472,500       637,875      62,224(d)           --   285,000          --        6,000
Albert J. Bell,                1998      375,000            --          --(b)           --   150,000          --        9,600
    Executive Vice             1997      300,000       360,000          --(b)           --        --          --        8,938
      President,
    General Counsel and        1996      225,000       182,250          --(b)           --    62,500          --        8,170
    Secretary
Michael J. Potter,             1998      375,000            --          --(b)           --   150,000          --        8,832
    Executive Vice President   1997      300,000       360,000          --(b)           --        --          --        8,289
    and Chief Financial        1996      225,000       182,250          --(b)           --    62,500          --        7,546
    Officer
Donald A. Mierzwa,             1998      300,000            --          --(b)           --    75,000          --       16,927
    Executive Vice             1997      278,846       182,250          --(b)           --        --          --       13,152
    President,
    Store Operations --        1996      221,635        68,000          --(b)           --    62,500          --       14,529
    Closeout
Mark J. Miller(h)              1998      539,423            --          --(b)           --   250,000          --           --

---------------

(a) Includes $21,463 for use of Company aircraft as approved by the Board of Directors, $13,891 for use of Company vehicles and $14,135 for executive medical benefits.

(b) Exclusive of the value of perquisites or other personal benefits because they do not exceed the lesser of $50,000 or 10% of total annual salary and bonus for the named executive officer.

(c) Includes $29,719 of interest foregone by the Company in fiscal 1996 on a $450,000 second mortgage loan to Mr. Kelley made in 1991. This loan was repaid in full in fiscal 1996. The loan was in connection with relocation assistance provided in Mr. Kelley's employment agreement, was payable on demand, and secured by a second mortgage.

(d) Includes $32,433 in 1996 for relocation assistance provided to Mr. Glazer.

(e) Non-qualified options granted pursuant to the 1996 Incentive Performance Plan and The Executive Stock Option and Stock Appreciation Rights Plan.

(f) Company matching contribution to the Consolidated Stores Corporation Savings Plan (401K) and/or Consolidated Stores Corporation Supplemental Savings Plan (Top Hat). For fiscal 1998 and 1997 the matching contribution was $6,400 for all named individuals excluding Mr. Miller for which no matching contribution was recorded. The matching contribution was attributable to 1996 was $6,000 for all named individuals in that year.

(g) Accruals to the Consolidated Stores Corporation Supplemental Defined Benefit Pension Plan for fiscal 1998 for Messrs. Kelley, Glazer, Bell, Potter, and Mierzwa were $12,716, $0, $3,200, $2,432, and $10,527, respectively.
    Accruals for fiscal 1997 for Messrs. Kelley, Glazer, Bell, Potter, and Mierzwa were $10,373, $0, $2,538, $1,889, and $6,752, respectively and accruals for fiscal 1996 for Messrs. Kelley, Glazer, Bell, Potter, and Mierzwa were $9,037, $0, $2,170, $1,546, and $8,529, respectively.

(h) Former President of the Closeout Division. Mr. Miller was not employed by the Company at January 31, 1999.

     EMPLOYMENT AGREEMENTS. Since 1989 and 1995, respectively, the Company has been a party to employment agreements with Mr. Kelley and Mr. Glazer. In fiscal 1998, the Company entered into new employment agreements with Messrs. Kelley and Glazer. The terms of these agreements are substantially similar and they are described collectively herein except where their terms materially differ. The agreements provide for an annual base salary as increased by the Board of Directors and an annual bonus based on the Company's level of achievement of certain performance goals during the year as established by the Board of Directors, provided that bonuses were not payable under the agreements unless the Company achieved a minimum threshold of its target earnings per share, and in any event were subject to a maximum of 200% of the base salary, for fiscal 1998. Each of the agreements requires that the individual employee devote his full business time to the business of the Company and prohibits him from competing with the Company during his employment and for a two-year period thereafter (six months in the event of termination of employment following a "Change of Control," as such term is defined in the agreements).

     Each of the agreements provide that in the event either Mr. Kelley or Mr. Glazer is terminated without cause, such executive will become entitled to receive continued salary payments and benefits for one year and will receive a pro-rata bonus for the fiscal year in which the such action occurs. Each of the agreements further provides that in the event either Mr. Kelley or Mr. Glazer's employment terminates for any reason within two years of a Change of Control, they will become entitled to receive a lump sum cash payment, net of any applicable withholding taxes, in an amount equal to two years salary and two years annual stretch bonus and will be entitled to receive certain plan benefits for one year. In addition, with respect to Mr. Glazer's agreement, if Mr. Glazer's employment terminates for any reason within two years of a Change of Control, all stock options granted pursuant to his 1995 agreement will vest and become exercisable. A Change of Control of the Company would also cause Messrs. Kelley and Glazer to receive a payment in the amount necessary to hold him harmless from the effects of Section 280G and 4999, respectively, of the Code, which Code sections could subject the payments due under these employment agreements to excise tax liability (see also "Severance Agreements"). The compensation payable on account of a Change of Control may be subject to the deductibility limitations of Sections 162(m) and 280G of the Code.

     The following tables reflect the (i) number and value of options granted in fiscal 1998 to the individuals named in the Summary Compensation Table and (ii) the aggregate exercises and number and value of exercisable and unexercisable options at January 30, 1999, for those named individuals.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                         Individual Grants(a)                        POTENTIAL REALIZED
                      ----------------------------------------------------------          VALUE AT
                                   PCT. OF TOTAL                                       ASSUMED ANNUAL
                                      OPTIONS                                          RATES OF STOCK
                      SECURITIES     GRANTED TO                                    PRICE APPRECIATION FOR
                      UNDERLYING    EMPLOYEES IN                                       Option Term(d)
                       OPTIONS         FISCAL       EXERCISE PRICE   EXPIRATION   ------------------------
        NAME           GRANTED        YEAR(c)         PER SHARE         DATE          5%           10%
        ----          ----------   -------------    --------------   ----------   ----------   -----------
William G. Kelley(b)   275,000           7.6%           37.750        24-Feb-08   $6,528,712   $16,545,039
                       200,000           5.5%           16.375        13-Oct-08    2,059,630     5,219,507
Michael L. Glazer      100,000           2.8%           37.750        24-Feb-08    2,374,077     6,016,378
                       100,000           2.8%           16.375        13-Oct-08    1,029,815     2,609,753
Albert J. Bell          75,000           2.1%           37.750        24-Feb-08    1,780,558     4,512,283
                        75,000           2.1%           16.375        13-Oct-08      772,361     1,957,315
Michael J. Potter       75,000           2.1%           37.750        24-Feb-08    1,780,558     4,512,283
                        75,000           2.1%           16.375        13-Oct-08      772,361     1,957,315
Donald A. Mierzwa       25,000           0.7%           37.750        24-Feb-08      593,519     1,504,094
                        50,000           1.4%           16.375        13-Oct-08      514,907     1,304,877
Mark J. Miller(e)      150,000           4.2%           37.750        24-Feb-08    3,561,116     9,024,567
                       100,000           2.8%           16.375        13-Oct-08    1,029,815     2,609,753

---------------

(a) Material terms of the options granted include 5 year vesting at 20% per year on each succeeding anniversary of the grant date, continuous employment with the Company through at least the 90th day prior to any exercise, employment with the Company as a condition of vesting, and transferability limitations.

(b) Option grant of 75,000 to Mr. Kelley may vest in one to five years based on attainment of certain performance goals for the 1998 fiscal year as established by the Compensation Committee. All options attributable to the attainment of fiscal 1998 performance goals vest at the end of the five year period.

(c) Based on 3,606,677 non-qualified options granted to all associates in fiscal 1998 pursuant to the 1996 Performance Incentive Plan.

(d) Assumes a respective 5% or 10% annualized appreciation in the underlying Common Stock price from the date of grant to the expiration date less the aggregate exercise price. The ultimate amount realized will depend on the market value of the Company's Common Stock at a future date.

(e) Mr. Miller was not employed by the Company at January 31, 1999.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                 UNEXERCISED OPTIONS AT JANUARY 30, 1999
                                                        ---------------------------------------------------------
                            NUMBER OF                                                    VALUE OF IN-THE-MONEY
                             SHARES                          NUMBER OF OPTIONS                Options(b)
                           ACQUIRED ON      VALUE       ---------------------------   ---------------------------
          NAME              EXERCISE     REALIZED(a)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             -----------   -----------    -----------   -------------   -----------   -------------
William G. Kelley                --        $     --      3,715,550       804,687      $38,642,056    $  854,763
Michael L. Glazer                --              --        369,377       537,500        1,388,297     1,003,125
Albert J. Bell                   --              --         87,502       259,374          346,760       273,901
Michael J. Potter                --              --        106,567       265,310          481,574       323,344
Donald A. Mierzwa            31,250        $789,609         57,502       188,748          233,761       292,301
Mark J. Miller(c)            26,909         171,106        140,542            --               --            --

---------------

(a) Difference of the sales price on the dates of exercise and the option exercise price.

(b) Based on the fair market value ($16.75) of In-the-Money Consolidated Stores Corporation Common Stock at January 30, 1999, minus the aggregate exercise prices.

(c) Mr. Miller was not employed by the Company at January 31, 1999.

COMPARISON OF FIVE YEAR TOTAL STOCKHOLDER RETURN

     The following graph demonstrates a five year comparison of cumulative total return for Consolidated Stores Corporation, the Standard & Poor's 500 Index and the Standard & Poor's Retail Stores Index.

              COMPARISON OF FIVE YEAR TOTAL STOCKHOLDER RETURN (a)

                                                   CONSOLIDATED STORES
                                                       CORPORATION              S&P RETAIL STORES                S&P 500
                                                   -------------------          -----------------                -------
 1993                                                    100.00                      100.00                      100.00
 1994                                                    102.07                       92.60                      100.53
 1995                                                    110.34                       99.85                      139.40
 1996                                                    226.72                      119.19                      176.12
 1997                                                    354.53                      176.73                      223.51
 1998                                                    143.86                      289.69                      296.13

(a) Assumes $100 invested on January 30, 1994 in Consolidated Stores Corporation Common Stock compared to the same amount invested in the other funds shown at the same time. Dividends, if any, are assumed to be reinvested.

COMPENSATION PLANS AND ARRANGEMENTS

     DIRECTOR STOCK OPTION PLAN. The Director Stock Option Plan is administered by the Compensation Committee pursuant to an established formula. Neither the Board of Directors nor the Compensation Committee exercise any discretion in administering the plan, and the administration performed by the Compensation Committee is ministerial in nature. The formula which governs the grant of stock options to eligible participants may be amended by the Board of Directors, but not more frequently than once in any six month period. Under the current formula, each of the outside directors who are not otherwise ineligible are granted annually stock options for the purchase of 5,000 shares of the Company's Common Stock, for an exercise price equal to 100% of the fair market value on the date of grant. Each annual grant occurs on the last day of the quarterly trading period next following the Annual Meeting of Stockholders.

     Options granted under the Director Stock Option Plan become exercisable over three years beginning upon the first annual anniversary of the grant date, whereby the option becomes exercisable for 20% of the shares on the first anniversary, 60% on the second anniversary, and 100% on the third anniversary, respectively. Options granted automatically terminate ten years and one month following the date of grant. An optionee may exercise a stock option only during specific quarterly trading periods, and only if at all times during the period beginning on the date such option was granted and ending on the day three months before the date of exercise, he or she was a director of the Company.

     Options granted under the Director Stock Option Plan are not transferable other than by will or the laws of descent and distribution.

     1996 PERFORMANCE INCENTIVE PLAN. The 1996 Performance Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Committee determines the individuals to whom Awards are to be made, the number of shares, if any, to be covered by each Award, the term of the Award, its vesting, exercise period or settlement, the type of consideration, if any, to be paid to the Company upon exercise of an Award, and all other terms and conditions of the Awards. The purpose of the 1996 Performance Incentive Plan is to provide a flexible, long-term vehicle to attract, retain and motivate officers and employees. The 1996 Performance Incentive Plan authorizes the grant of incentive or nonqualified stock options, stock appreciation rights, restricted stock, stock equivalent unit and performance unit awards (collectively referred to as "Awards"), any of which may be granted on a stand alone, combination or tandem basis.

     The number of shares of Common Stock available for delivery under the 1996 Performance Incentive Plan consists of an initial allocation of 2,000,000 shares (3,125,000 shares as adjusted to account for the 5 for 4 stock splits which occurred in December, 1996 and June, 1997), which is increased, beginning with the fiscal year in which the 1996 Performance Incentive Plan is in effect and during each fiscal year following, by a number of shares equal to one percent (1.0%) of the total number of issued shares of Common Stock as of the start of each of the Company's fiscal years. Unused shares from previous fiscal years remain available for delivery under the 1996 Performance Incentive Plan; provided, that in any event, the total awards of stock options or restricted stock outstanding and shares available for use under the 1996 Performance Incentive Plan combined with any awards of stock options or restricted stock outstanding from any other plan of the Company shall not exceed fifteen percent (15%) of the total shares of issued and outstanding Common Stock as of any measurement date.

     The 1996 Performance Incentive Plan limits the number of shares of Common Stock that can be represented by stock options, stock appreciation rights, or restricted stock and awarded to any employee during any single fiscal year to no more than 1,000,000 shares. As a further limitation, the maximum amount of compensation with respect to performance units and stock equivalent units that may be paid in any one fiscal year (within the meaning of Section 162(m) of the Code) to anyone participant with respect to any one fiscal year is $2,000,000.

     Awards under the 1996 Performance Incentive Plan may be made to any employee of the Company or its affiliates designated by the Committee. Historically, options have been granted to approximately 200 employees in any given year.

     The 1996 Performance Incentive Plan provides for the Award of options which may be either incentive stock options or non-qualified options. For both incentive and non-qualified options, the exercise price may be not less than 100 percent of the fair market value of a share of Common Stock at the time the option is granted. Any option intended to qualify as an incentive stock option must meet all requirements of Section 422 of the Code. The Committee may grant stock appreciation rights to any eligible employee on such terms as the Committee may determine.

     The Committee may grant shares of restricted stock, stock equivalent units, and performance units, subject to such conditions and restrictions as the 1996 Performance Incentive Plan specifies and otherwise as the Committee may determine. These grants may be made alone or in tandem with other Awards. Stock equivalent units and performance units may be payable upon vesting in cash, or may be convertible to common Stock or other form of value determined by the Committee.

     No Award under the 1996 Performance Incentive Plan may be assigned or transferred by the grantee other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order (as defined by the Code) or as may otherwise be permitted by the Committee. In the absence of the first two exceptions, all rights may be exercised during the grantee's lifetime only by the grantee.

     The Committee may from time to time, at its discretion, amend or terminate the 1996 Performance Incentive Plan, except that no such amendment or termination shall impair any rights under any Award made prior to the amendment's effective date without the consent of the grantee, and provided that no such amendment shall increase the number of shares available to the 1996 Performance Incentive Plan or change the price at which stock options or stock appreciation rights may be granted unless approved by stockholders in accordance with applicable laws and regulations. The 1996 Performance Incentive Plan shall terminate on February 3, 2006, or such earlier date as the Board may determine.

     PENSION PLAN AND TRUST. The Company maintains a noncontributory defined benefit pension plan (the "Pension Plan") for all employees whose hire date precedes April 1, 1994, who have reached the age of 21 and who have worked for the Company for more than one year. The amount of the Company's annual contribution to the Pension Plan is actuarially determined to accumulate sufficient funds to maintain projected benefits. Effective January 1, 1993, the computation of annual retirement benefits payable upon retirement under the Pension Plan is 1% of final average annual compensation multiplied by the years of service up to a maximum of 25. This benefit is payable when a participant reaches the normal retirement age of 65. However, the Pension Plan does provide an early retirement option, and employment beyond the normal retirement age is permitted by agreement with the Company. For purposes of calculating benefits under the Pension Plan, compensation is defined to include a two month equivalent of the total cash remuneration (including overtime) paid for services rendered during a plan year prior to salary reductions pursuant to Sections 401(k) or 125 of the Code, including bonuses, incentive compensation, severance pay, disability payments and other forms of irregular payments. Effective January 1, 1996, the benefits accrued for certain highly compensated individuals, including all executive officers, was frozen at the then current levels.

     The table below illustrates the amount of annual benefits payable at age 65 to a person in the specified average compensation and years of service classifications under the Pension Plan combined with the Supplemental Pension Plan.

      FINAL                   YEARS OF SERVICE
     AVERAGE        -------------------------------------
   COMPENSATION       10        15        20        25
   ------------     -------   -------   -------   -------
     $100,000       $10,000   $15,000   $20,000   $25,000
     $125,000       $12,500   $18,750   $25,000   $31,250
     $150,000       $15,000   $22,500   $30,000   $37,500
$154,000 and above  $15,400   $23,100   $30,800   $38,500

     The maximum annual benefit payable under the Pension Plan is restricted by the Internal Revenue Code. At January 1, 1999, the maximum final five year average compensation is $154,000. At January 1, 1999, Mr. Kelley had 8 years of credited service, Mr. Glazer had none, Mr. Bell had 11 years, Mr. Potter had 7 years, and Mr. Mierzwa had 9 years.

     SUPPLEMENTAL PENSION PLAN. The Company maintains a non-qualified supplemental employee retirement plan ("Supplemental Pension Plan") for those executives whose benefits were frozen in the Pension Plan on or subsequent to January 1, 1996. The Supplemental Pension Plan constitutes a contract to pay benefits upon retirement as therein defined. The Supplemental Pension Plan is designed to pay the same benefits in the same amount as if the participants continued to accrue benefits under the Pension Plan. The Company has no obligation to fund the Supplemental Pension Plan, and all assets and amounts payable under the Supplemental Pension Plan are subject to the claims of general creditors of the Company. The table below illustrates the amount of annual benefit payable at age 65 to a person in the specified average compensation and years of service classification under the Supplemental Pension Plan.

      FINAL                   YEARS OF SERVICE
     AVERAGE        -------------------------------------
   COMPENSATION       10        15        20        25
   ------------     -------   -------   -------   -------
     $100,000       $10,000   $15,000   $20,000   $25,000
     $125,000       $12,500   $18,750   $25,000   $31,250
     $150,000       $15,000   $22,500   $30,000   $37,500
$154,000 and above  $15,400   $23,100   $30,800   $38,500

     SAVINGS PLAN. All of the executive officers referred to in the cash compensation table, as well as substantially all other full-time employees of the Company and its subsidiaries, are eligible to participate in the Consolidated Stores Corporation Savings Plan (the "Savings Plan" or "401K"). In order to participate in the Savings Plan, an eligible employee must satisfy applicable age and service requirements and must make contributions to the Savings Plan ("Participant Elective Contributions").

     Participant Elective Contributions are made through authorized payroll deductions to one or more of the several investment funds established under the Savings Plan. One of the funds is a Company Stock Fund which is invested solely in Common Stock of the Company. All Participant Elective Contributions are matched by the Company ("Employer Matching Contributions") at a rate of 100% for the first 2% of salary contributed, and 50% for the next 4% of salary contributed; however, only Participant Elective Contributions of up to six percent of the employee's compensation will be matched.

     Each participant has a nonforfeitable right to all accrued benefits pertaining to Participant Elective Contributions. Each participant also has a nonforfeitable right to all accrued benefits pertaining to Employer Matching Contributions in the event of retirement or other termination of employment (a) on or after the participant's 65th birthday, (b) on account of disability, or
(c) by reason of death. A participant whose employment terminates under other circumstances will have a nonforfeitable right to a portion of accrued benefits pertaining to Employer Matching Contributions determined under a schedule based on years of service. All other unvested accrued benefits will be forfeited.

     SUPPLEMENTAL SAVINGS PLAN. The Company maintains a non-qualified salary deferral plan (the "Supplemental Savings Plan" or "Top Hat") for those executives participating in the Savings Plan who desire to contribute more than the amount allowable under the Savings Plan. The Supplemental Savings Plan constitutes a contract to pay deferred salary, and limits deferrals in accordance with prevailing tax law. The Supplemental Savings Plan is designed to pay the deferred compensation in the same amount as if the contributions had been made to the Savings Plan. The Company has no obligation to fund the Supplemental Savings Plan, and all assets and amounts payable under the Supplemental Savings Plan are subject to the claims of general creditors of the Company.

     EXECUTIVE BENEFIT PLAN. Most of the executive officers are eligible to participate in the Consolidated Stores Executive Benefit Plan (the "Benefit Plan"). The Benefit Plan is a supplemental health benefits plan which reimburses participants for medical costs incurred but not covered by the Consolidated Stores Associate Benefits Plan, up to an annual maximum reimbursement of $10,000 per participant. Amounts received by participants are treated as taxable income. Amounts received exceeding the applicable threshold by the individuals named in the Summary Compensation Table are included in the amounts reflected in the values of personal benefits received by such individuals.

     EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENTS. Since April 18, 1989, the Company has maintained Executive Severance Agreements with certain of its key officers and employees (currently 104 persons). The agreements were updated and reissued during fiscal 1998. The agreements expire on the anniversary of their execution and are automatically extended on an annual basis unless the Company provides at least 90 days notice that any particular agreement will not be extended. The agreements provide for severance benefits if, within 24 months after a Change in Control (as defined in the agreements), the employee's employment is terminated by the Company (other than for Cause, as defined in the agreements), or the employee resigns because of a material change in the circumstances of his employment. For purposes of the agreements, "Change in Control" means any one or more of the following: (i) any person or group (as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934) becomes the beneficial owner of, or has the right to acquire (by contract, option, warrant, conversion of convertible securities or otherwise), 20% or more of the outstanding equity securities of the Company entitled to vote for the election of directors; (ii) a majority of the Board of Directors is replaced within any period of two years or less by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board of Directors at any date consists of persons not so nominated and approved; or
(iii) the stockholders of the Company approve an agreement to merge or consolidate with another corporation or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including without limitation, a plan of liquidation). Notwithstanding these provisions, the agreements provide that a Change in Control shall not result from a transaction in which the Company exchanges less than 50% of its then outstanding equity securities for 51% or more of the outstanding equity securities of another corporation. The agreements provide for the following severance benefits: (i) for certain officers (including Messrs. Bell, Potter and Mierzwa) and employees having a position of vice president of the Company or above, a lump-sum payment equal to 200% of the employee's then-current annual salary and two times the employee's then current stretch bonus; or (ii) for other employees having a position of director of a department of the Company, a lump-sum payment equal to 100% of the employee's then current annual salary and stretch bonus. Messrs. Kelley and Glazer are not a party to such an agreement, but each have substantially similar provisions contained in his respective employment agreement. In addition, the 1996 Per-formance Incentive Plan provides for immediate vesting of all outstanding options and shares, respectively, in the event of such a Change in Control (please see the Fiscal Year End Option Values table above). The employee will also become entitled to reimbursement of legal fees and expenses incurred by the employee in seeking to enforce his rights under his agreement. In addition, to the extent that payments to the employee pursuant to his agreement (together with any other amounts received by the employee in connection with a Change in Control) would result in triggering the provisions of Sections 280G and 4999 of the Code, each agreement provides for the payment of an additional amount (the "Tax Gross-Up Amount") such that the employee receives, net of excise taxes, the amount he would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Code. Under proposed income tax regulations, compensation payable on change in control is subject to the income tax deduction limitations.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Deloitte & Touche LLP to be the independent auditors of the Company and its subsidiaries for the fiscal year ending January 29, 2000. Deloitte & Touche LLP acted as the Company's independent auditors for fiscal years ended January 30, 1999, and January 31, 1998. A representative of Deloitte & Touche LLP will be in attendance at the Annual Meeting of Stockholders, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

     If a stockholder notifies the Company after February 18, 2000 of an intent to present a proposal at the Company's 2000 Annual Meeting, the Company will have the right to exercise its discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in its proxy materials. Any stockholder who intends to present a proposal at the 2000 Annual Meeting of Stockholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be submitted in accordance with Rule 14a-8 of the Securities Exchange Act of 1934 and the Company's By-laws. To be eligible for inclusion, stockholder proposals must be received by the Company at its principal executive offices not later than December 10, 1999.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10 percent shareholders are required by the regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners during fiscal 1998 have been complied with.

                                 OTHER MATTERS

     This solicitation of proxies is made by and on behalf of the Board of Directors. In addition to mailing copies of this statement and the accompanying notice and form of proxy to all stockholders of record on the record date, the Company will request brokers, custodians, nominees and other fiduciaries to forward copies of this material to persons for whom they hold shares of Common Stock of the Company in order that such shares may be voted. Solicitation may also be made by the Company's officers and regular employees personally or by telephone or telegraph. The cost of the solicitation will be incurred by the Company. The Company has also retained Georgeson & Company Inc. to aid in the solicitation of proxies for a fee estimated to be $9,500, plus reasonable out-of-pocket expenses.

     If the accompanying form of proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made by the stockholder. In the absence of any such specifications, they will be voted to elect all nine nominees as set forth under Proposal One.

     The presence of any stockholder at the Annual Meeting will not operate to revoke his proxy. A proxy may be revoked at any time before it is exercised by filing with the secretary of the Company a notice of revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the Annual Meeting and giving notice of revocation to the secretary of the meeting, either in writing or in open meeting.

     If any other matters shall properly come before the Annual Meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know of any other matters which will be presented for action at the Annual Meeting.

     By order of the Board of Directors.

April 9, 1999
                                        Albert J. Bell,
                                        Executive Vice President,
                                        General Counsel and Secretary

                            CONSOLIDATED STORES CORPORATION

                  PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE MAY 18, 1999 ANNUAL MEETING OF STOCKHOLDERS

           The undersigned hereby appoints William G. Kelley, Albert J. Bell and Michael J. Potter, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Stockholders of Consolidated Stores Corporation, to be held at 300 Phillipi Road, Columbus, Ohio, at 9:00 A.M. (local time) on May 18, 1999, and thereat, and at any adjournment thereof, to vote and act with respect to all shares of Common Stock of the Company which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as follows:

       1. ELECTION OF DIRECTORS

           FOR all nominees listed below                          WITHHOLD AUTHORITY
           (except as marked to the contrary below)  [ ]          to vote for all nominees listed below  [ ]

          Sheldon M. Berman, W. Eric Carlborg, Michael L. Glazer, William G.
                               Kelley, David T. Kollat,
       Brenda J. Lauderback, Nathan P. Morton, Dennis B. Tishkoff and William A.
                                       Wickham.

          (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

       -------------------------------------------------------------------------

              (Continued, and to be dated and signed, on the other side)

                            (Continued from the other side)

                                                                            FOR  AGAINST  ABSTAIN
         2. In their discretion, to vote upon such other business as        [ ]    [ ]      [ ]
            may properly come before the meeting.

                                                   Date:                  , 1999
                                                         ----------------

                                                   -----------------------------

                                                   -----------------------------
                                                          Signature(s) of
                                                          Stockholder(s)

                                                   PLEASE SIGN AS YOUR NAME OR
                                                   NAMES APPEAR HEREON. WHEN
                                                   SIGNING AS ATTORNEY,
                                                   EXECUTOR, ADMINISTRATOR,
                                                   TRUSTEE OR GUARDIAN, PLEASE
                                                   GIVE YOUR FULL TITLE. IF A
                                                   CORPORATION, PLEASE SIGN IN
                                                   FULL CORPORATE NAME.